EXhibit 10.2

CONFIDENTIAL

April 4, 2017

Impac Mortgage Holdings, Inc.

19500 Jamboree Road

Irvine, California, 92612

Attention: Joseph Tomkinson, Chairman and Chief Executive Officer

Re:                             Engagement with JMP Securities LLC

Dear Joe:

This letter confirms the understanding and agreement (the “Agreement”) between Impac Mortgage Holdings, Inc. (together with its subsidiaries and affiliates, the “Company” or “you”) and JMP Securities LLC (“JMP”, “we” or “us”) as follows:

1.                                      Engagement; Services; Term.  The Company hereby retains JMP as its  financial advisor to provide advisory  related services in connection with a contemplated financing transaction of approximately $55 million (the “Transaction”).  For the avoidance of doubt, it is understood that we are not being retained as, nor shall we be deemed to be, an underwriter or placement agent in connection with any financing or other transaction.  No services or advice are intended in matters that require legal, accounting, tax, insurance or other appropriate professional advice.  It is assumed that such services and advice have been, or will be, obtained from the appropriate professional sources.

You may in your sole discretion postpone, modify or abandon a Transaction prior to closing.  Either of us may decline to participate in a Transaction if we determine, in or sole discretion, that the Transaction has become impractical or undesirable.  This Agreement shall not give rise to any commitment by us to act as a principal in a Transaction and we will have no authority to bind you.

JMP’s engagement pursuant to this Agreement may be terminated by either party at such party’s discretion at any time by giving the other party at least 14 days’ prior written notice provided, however, that no termination of our engagement shall affect (a) the Company’s indemnification, reimbursement, contribution and other obligations as set forth on Exhibit A attached hereto, (b) Sections 2-5 hereof, and (c) JMP’s right to receive, and the Company’s obligation to pay, the Fee (as defined below) as set forth in Section 2 of this Agreement.

2.                                      Fees.  At the closing of a Transaction during the term of our engagement and for 30 days after such termination, a fee of one and one-half percent (1.5%) of the gross proceeds of such Transaction raised from investors identified by JMP, including Talkot Capital and Peter Paul but specifically not, for the sake of clarity, to include Richard Pickup, Todd Pickup or any affiliate of either of them, will be due to us (the “Fee”).  Our Fee will be paid immediately upon closing and out of the proceeds of the Transaction and shall not be reduced by any obligation that the Company may have to any other advisor, broker or finder.

3.                                      Information.  The Company will furnish JMP with such information regarding the business and financial condition of the Company as is reasonably requested, all of which will be, to the Company’s best knowledge, accurate and complete in all material respects at the time furnished. The Company will promptly notify JMP if it learns of any material misstatement in, or material omission from, any information previously delivered to JMP.  JMP may rely, without independent verification, on the accuracy and completeness of all information furnished by the Company or any other potential party to any Transaction.

The Company understands that JMP will not be responsible for independently verifying the accuracy of such information, and shall not be liable for any inaccuracies therein.  The foregoing shall remain operative and in full force and effect regardless of any investigation made by or on behalf of JMP or any other Indemnified Person (as hereinafter defined).  Our services are intended solely for the Company’s use, solely for the purpose stated above, and may not be relied upon by any other person or for any other purpose.  Except as may be required by law or court process, any opinions or advice (whether written or oral) rendered by JMP pursuant to this Agreement are intended solely for the benefit and use of the Company, and may not be publicly disclosed in any manner or made available to third parties (other than the Company’s management, directors, advisors, accountants and attorneys) without the prior written consent of JMP.

4.                                      Indemnification; Standard of Care; Other Services.  The Company agrees to provide indemnification, contribution and reimbursement to JMP and certain other parties in accordance with, and further agrees to be bound by the other provisions set forth in, Exhibit A attached hereto.

5.                                      Miscellaneous.  This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, however, is intended to confer or does confer on any person or entity, other than the parties hereto and their respective successors and permitted assigns and, to the extent expressly set forth in Exhibit A attached hereto, the Indemnified Parties, any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by JMP hereunder.

The Company acknowledges that JMP and its affiliates have and will continue to have investment banking and other relationships with parties other than the Company pursuant to which JMP may acquire information of interest to the Company.  The Company further acknowledges that JMP shall have no obligation to disclose such information to the Company, or to use such information in connection with any contemplated transaction the Company may be considering. You also understand and acknowledge that we (including our affiliates) are a diversified securities firm and may from time to time effect transactions for our own or our customers’ accounts and hold positions in securities or options of companies relevant to transactions involving the Company, including, but not limited to, potential counter parties to such transactions.  We may also provide financial advice to potential counter-parties in matters unrelated to any transactions involving the Company.  This Agreement will not in any way limit or restrict our activities in this or any other regard.

The parties understand that JMP is being engaged hereunder to provide the services described above solely to the Company, and that JMP is not acting as an agent or fiduciary of, and shall have no duty of loyalty to, the equity holders of the Company or any other third parties in connection with this assignment.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

The Company agrees that it will be solely responsible for ensuring that any Transaction complies with applicable law.

This Agreement incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral.

This Agreement may not be amended, and no portion hereof may be waived, except in a writing duly executed by the parties.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE’S RULES CONCERNING CONFLICTS OF

LAWS. EACH OF JMP AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS EQUITY HOLDERS) WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF JMP PURSUANT TO, OR THE PERFORMANCE BY JMP OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

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This Agreement is effective as of the date first set forth above.  Please confirm that the foregoing correctly and completely sets forth our understanding by signing and returning to us the enclosed duplicate of this Agreement.  We thank you for the opportunity to share in your business endeavors and are looking forward to a successful and mutually beneficial relationship.

Very truly yours,

JMP SECURITIES LLC

		By:	/s/ Carter D. Mack
Carter D. Mack
Chairman of Investment Banking Management
Committee

Accepted and agreed as of the date first written above:

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Joseph Tomkinson
Joseph Tomkinson
Chairman and Chief Executive Officer

EXHIBIT A

INDEMNIFICATION AGREEMENT

As a material part of the consideration for the agreement of JMP to furnish its services under the Agreement, the Company agrees to indemnify and hold harmless JMP and its affiliates, and their respective past, present and future directors, officers, shareholders, employees, agents and controlling persons within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the “Indemnified Parties”), to the fullest extent lawful, from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), joint or several, arising out of or related to the Agreement, any actions taken or omitted to be taken by an Indemnified Party (including acts or omissions constituting ordinary negligence) in connection with the Agreement, or any Transaction or proposed Transaction contemplated thereby. In addition, the Company agrees to reimburse the Indemnified Parties for any legal or other expenses reasonably incurred by them in respect thereof at the time such expenses are incurred; provided, however, the Company shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of any Indemnified Party.

If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless, the Company shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and JMP, on the other hand, in connection with the actual or potential Transaction and the services rendered by JMP.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or otherwise, then the Company shall contribute to such amount paid or payable by any Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits, but also the relative fault of the Company, on the one hand, and JMP, on the other hand, in connection therewith, as well as any other relevant equitable considerations.  Notwithstanding the foregoing, the aggregate contribution of all Indemnified Parties to any such losses, claims, damages, liabilities and expenses shall not exceed the amount of fees actually received by JMP pursuant to the Agreement.

The Company shall not effect any settlement or release from liability in connection with any matter for which an Indemnified Party would be entitled to indemnification from the Company, unless such settlement or release contains a release of the Indemnified Parties reasonably satisfactory in form and substance to JMP. The Company shall not be required to indemnify any Indemnified Party for any amount paid or payable by such party in the settlement or compromise of any claim or action without the Company’s prior written consent.

The Company further agrees that neither JMP nor any other Indemnified Party shall have any liability, regardless of the legal theory advanced, to the Company or any other person or entity (including the Company’s equity holders and creditors) related to or arising out of JMP’s engagement, except for any liability for losses, claims, damages, liabilities or expenses incurred by the Company which are finally judicially determined to have resulted primarily from the willful misconduct, bad faith or gross negligence of any Indemnified Party. The indemnity, reimbursement, contribution and other obligations and agreements of the Company set forth herein shall apply to any modifications of the Agreement, shall be in addition to any liability which the Company may otherwise have, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and each Indemnified Party. The foregoing provisions shall survive the consummation of any Transaction and any termination of the relationship established by the Agreement.

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